Exhibit 99.01

INVESTOR CONFERENCE CALL SCRIPT – MARCH 18, 2013

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2013 third quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2013 third quarter investor conference call. The agenda for today’s call will include a discussion of our third quarter financial results and a review of our company’s goals going forward.

We are pleased to report a third consecutive quarter of EBITDA profitability from our operations. For the third quarter of fiscal year 2013 ended January 31, 2013, the company generated $528,000 in positive EBITDA on a consolidated basis on revenue of $9.5 million. This is a substantial improvement from an EBITDA loss of $5.6 million generated on revenue of $13.1 million in the same period one year ago.

For the nine months of fiscal year 2013 ended January 31, 2013, WPCS posted consolidated EBITDA of $1.1 million on revenue of $32.9 million. This compares to an EBITDA loss of $4.3 million on revenue of $53.5 million for the same period one year ago. Our original guidance for fiscal year 2013 was $60 million in revenue and $1 million in consolidated EBITDA. Our new estimates will be $42 million in revenue and $1.4 million in consolidated EBITDA. Although our revenue target is lower, we are pleased to increase the expectation on EBITDA profitability.

For clarification, WPCS defines EBITDA as earnings before interest, income taxes, depreciation and amortization but in addition, WPCS has incurred one-time credits and charges from discontinued operations and the strategic alternatives effort as well as non-cash charges from changes in fair value of derivative liabilities, deferred tax asset valuation allowances, acquisition-related earn-out costs, goodwill and other intangible asset impairments. These credits and charges are excluded from the EBITDA calculation so that we can provide a more meaningful perspective on the financial performance of our continuing operations.

We believe our future quarters continue to look promising. The bid list at the end of our third quarter stands at $54.4 million. We are continuing to see active bidding in the market. Our commitment to quality workmanship and our special certifications in design-build engineering continue to give us a competitive advantage during this economic recovery. As evidenced in press releases announcing new contracts, customers continue to seek bids from WPCS because of our outstanding reputation.

At the end of the third quarter, WPCS had a backlog of approximately $27.6 million comprised primarily of projects in the public services and healthcare sectors. Our goal continues to be converting more of our bids into backlog. We are confident we can do so. The conversion of these bids to backlog and the effective management of projects through completion will give us the opportunity to build shareholder value.

Our management team continues to implement cost efficiencies as well as emphasizing the improvement of gross margins. For the nine months of fiscal year 2013 ended January 31, 2013, our consolidated gross margin was 28.7%, a significant improvement from the 11.6% gross margin generated in the same period one year ago.

The improving margins are the result of cost efficiencies as well as $1.5 million in change orders for a project that incurred the cost of the change orders in the prior fiscal year. Excluding these change orders, our consolidated gross margin is 26.2%, which remains a substantial improvement over the prior year.

The total SG&A expense was lower as compared to the same period last year, due to cost savings from headcount reductions and operational efficiencies. The revenue segmentation for the operations year to date was approximately 42% wireless communication, 10% specialty construction and 48% electrical power.

On December 4, 2012, WPCS obtained a new $4 million senior secured convertible notes financing facility to replace the previous credit facility with Sovereign Bank. The senior secured convertible notes provide WPCS adequate working capital to continue our emphasis on improving our EBITDA earnings.

The conversion features of the notes and the common stock warrants issued, are considered derivative financial instruments that are accounted for as a note discount with each being a derivative liability. WPCS is required to determine the fair value of these liabilities, with the changes in fair value recorded in the financial results each period as a non-cash charge or gain. For the three and nine months ended January 31, 2013, WPCS recorded non-cash charges of approximately $1.4 million for the amortization of note discounts and change in fair value of the derivative liabilities. I would like to emphasize that these are non-cash charges and do not affect the operating cash flow or working capital of the company.

For the third quarter of fiscal year 2013 ended January 31, 2013, WPCS reported a net loss of approximately $1.2 million or $0.18 per diluted share, which includes the aforementioned non-cash charges. This compares to a net loss of $10.3 million or $1.48 per diluted share, for the same period one year ago, which includes a loss from discontinued operations for the Hartford and Lakewood Operations of approximately $1.6 million, or $0.23 per diluted share.

For the nine months of fiscal year 2013 ended January 31, 2013, WPCS reported a net loss of approximately $724,000, or $0.10 per diluted share, which includes the aforementioned non-cash charges, and includes income from discontinued operations for the Hartford and Lakewood Operations of approximately $1.1 million, or $0.16 per diluted share. This compares to a net loss of $12 million or $1.73 per diluted share, for the same period one year ago, which includes a loss from discontinued operations of approximately $3.1 million, or $0.45 per diluted share related to the sales of the Hartford, Lakewood, St. Louis and Sarasota Operations.

In summary, the management team is very pleased that our efforts to turn around the performance of the company from two difficult prior fiscal years has been successful. Our management team has worked diligently to overcome substantial losses from underbid projects. We cut cost, mitigated losses, sold off non-performing subsidiaries, settled our previous bank debt, replaced management with talented leaders and returned to generating positive cash flow.

Our financial results continue to improve and we are committed to building shareholder value in the quarters ahead. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2013 third quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 83754 as the program identification number.

This will conclude the call.